Exhibit 4.2

NOTE AND WARRANT PURCHASE AGREEMENT

among

ATLANTIC EXPRESS TRANSPORTATION CORP.,

the entities identified herein as

GUARANTORS, and

AIRLIE OPPORTUNITY CAPITAL MANAGEMENT, L.P.

March 3, 2005

ARTICLE 11 Definitions and Rules of Construction

Section 11.1	Definitions
Section 11.2	Rules of Construction

THIS NOTE AND WARRANT PURCHASE AGREEMENT is made as of the 3rd day of March, 2005 by and among (i) Atlantic Express Transportation Corp., a New York corporation (collectively with its successors and assigns, the “Company”), (ii) the Guarantors (as herein defined), and (iii) Airlie Opportunity Capital Management, L.P., a Delaware limited partnership (“Airlie”).

RECITALS

Pursuant to that certain Second Amended and Restated Loan and Security Agreement dated April 22, 2004 as amended through the date hereof (the “Credit Agreement”) among the Company and certain of its subsidiaries, as Borrowers (the “Borrowers”); certain other subsidiaries of the Company, as Guarantors; the Persons identified therein as “Lenders” (the “Lenders”); and Congress Financial Corporation (“Congress”), as Agent; the Borrowers are indebted to the Lenders in an aggregate principal amount of up to $30,000,000 (the “Credit Facility”).

The Company also has outstanding on the date hereof $115,000,000 in aggregate principal amount of notes consisting of $105,000,000 in aggregate principal amount of 12% Series A Senior Secured Notes due 2008 and $10,000,000 in aggregate principal amount of 12% Series A Senior Secured Floating Rate Notes due 2008 (collectively, the “Existing Notes”), issued under that certain Indenture dated as of April 22, 2004 among the Company, the Company’s subsidiaries identified therein as “Guarantors” (the “Guarantors”) and The Bank of New York, as Trustee and Collateral Agent, providing, inter alia, for the issuance of the Existing Notes (as amended and supplemented through the date hereof and to be amended and supplemented through the Closing Date, the “Indenture”). The Existing Notes are guaranteed (the “Existing Guarantees”) by the Guarantors. In connection with their acquisition of the Existing Notes, pursuant to that certain Warrant Agreement dated as of April 22, 2004 between the Company and The Bank of New York, as Warrant Agent (the “Existing Warrant Agreement”), the Company issued to the holders of the Existing Notes warrants to purchase up to an aggregate of 115,000 shares of the Company’s common stock, par value $.01 per share, subject to certain anti-dilution provisions set forth therein (the “Existing Warrants”).

Pursuant to the Credit Agreement, the amounts due to the Lenders under the Credit Facility are secured by first priority liens on certain assets and properties of the Company and its subsidiaries identified in the Credit Agreement as “Collateral” on which holders of the Existing Notes hold a second priority lien, and by second priority liens on certain other items of Collateral which are subject to first priority liens in favor of the holders of the Existing Notes. Pursuant to the Indenture and the documents identified therein as “Security Documents” (the “Existing Security Documents”), the amounts due under the Existing Notes and the Existing Guarantees are secured by first priority liens on certain items of Collateral on which the Lenders hold a second priority lien, and by second priority liens on certain other items of Collateral which are subject to first priority liens in favor of the Lenders. Provisions governing the respective priorities of the liens on the Collateral in favor of the Lenders and the holders of the Existing Notes, among other things, are set forth in that certain Intercreditor Agreement dated as of April 22, 2004 (the “Intercreditor Agreement”) between Congress, as Agent under the Credit Agreement, and The Bank of New York, as Collateral Agent under the Indenture and the Existing Security Documents.

Subject to the terms and conditions set forth herein, the Company has committed to issue and sell to Airlie, as the initial Holder hereunder, one or more senior secured notes together with warrants to purchase shares of the Company’s common stock for an aggregate purchase price of Fifteen Million Dollars ($15,000,000.00). The obligations of the Company under such notes will be guaranteed by the Guarantors and secured by third priority liens on the Collateral, as herein provided, subject to the first and second priority liens thereon in favor of the Lenders and holders of the Existing Notes.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture.

PROVISIONS

In consideration of the premises and the covenants herein, the Company, the Guarantors and Airlie, as the initial Holder, agree as set forth below.

ARTICLE 1

The Warrant

Section 1.1                                      Stock Purchase Warrant.  At Closing, the Company will issue and sell, and Airlie, as the initial Holder, will purchase, a Stock Purchase Warrant in the form of Exhibit 1.1 hereto (collectively with all modifications, extensions, renewals and replacements thereof and therefor, the “Warrant”), initially to acquire 40,725 shares of the Company’s authorized but unissued common stock (“Warrant Shares”), constituting five percent (5.0%) of the total outstanding capital stock of the Company on a fully diluted basis on the Closing Date, with such number of Warrant Shares being subject to certain anti-dilution and other adjustments and provisions set forth or incorporated by reference in the Warrant.

Section 1.2                                      Registration.  Without limiting in any way the generality of the foregoing, each Holder shall be entitled to have its Warrant Shares registered with the Securities and Exchange Commission under the Equity Registration Rights Agreement dated the date hereof in the form attached as Exhibit 1.2 hereto among the Company, its parent, Atlantic Express Transportation Group Inc. and Holder (the “Registration Rights Agreement”).

Section 1.3                                      Replacement Warrant.  If a mutilated Warrant is surrendered to the Company by a Holder and the Company receives evidence to its satisfaction of the destruction, loss or theft of the Warrant, the Company shall issue a replacement Warrant to such Holder.  If required by the Company, an indemnity bond must be supplied by such Holder that is sufficient in the judgment of the Company to protect the Company from any loss that it may suffer if the Warrant is replaced.  The Company may charge for its expenses in replacing the Warrant.

ARTICLE 2

The Notes

Section 2.1                                      Issuance of Notes.  At the Closing, the Company will issue and sell to Airlie ,as the initial Holder, and Airlie will purchase from the Company a third priority senior secured promissory note (collectively, with all modifications, extensions, renewals and replacements thereof and therefor, the “Note”), in the form attached hereto as Exhibit 2.1. The Note and the PIK Notes (defined below) are sometimes referred to collectively herein as the “Notes”.  The terms and provisions contained in the forms of the Notes annexed hereto as Exhibit 2.1 and Exhibit 2.5 shall constitute, and are hereby expressly made, a part of this Agreement, and the Company and the Guarantors, by their execution and delivery of this Agreement, expressly agree to such terms and provisions and to be bound thereby.

Section 2.2                                      Guarantees .  At Closing, and as a condition to Airlie’s obligation as the initial Holder to purchase the Notes and the Warrant, the Guarantors shall execute and deliver this Agreement including the undertakings set forth in Article 8 hereof (the “Guarantees”).

Section 2.3                                      Collateral.  The Company’s and the Guarantors’ obligations hereunder and under the Notes and the Guarantors’ obligations under the Guarantees shall be secured by a third priority lien in favor of the Holders on each of the items of Collateral in which the Lenders and the holders of the Existing Notes were granted a first or second priority lien pursuant to the Credit Agreement or the Existing Security Documents, respectively, other than the Noteholder Motor Vehicle Collateral. Such third priority liens shall be granted at the Closing pursuant to a Security Agreement to be executed and delivered by the Company, the Guarantors and Airlie, as the initial Holder, in the form of Exhibit 2.3 hereto, and shall be subordinate only to prior liens granted by the Company and the Guarantors to (a) the Lenders to secure their respective obligations under the Credit Agreement; and (b) to the Collateral Agent on behalf of the holders of the Existing Notes to secure their respective obligations under the Indenture and the Existing Security Documents and Permitted Liens.

Section 2.4                                      Pari Passu.  For purposes of any covenant, amendment or waiver, or for any other issue for which the vote or consent of the holders of the Existing Notes is required or sought under the Indenture, the Note and the PIK Notes will be treated as “Notes” under the Indenture as if they were Existing Notes, and each Holder will have a proportionate right to vote on such issues, other than with respect to registration rights applicable to the Existing Notes.

Section 2.5                                      Interest.  Interest on the unpaid principal amount of the Note shall accrue at a rate of ten percent (10.0%) per annum (“Base Interest”), and additional interest (“PIK Interest”) on the unpaid principal amount of the Note shall accrue at a rate of one percent (1.0%) per annum (“PIK Interest”), in each case from the date of issuance of the Note until the entire principal amount thereof shall have been paid in full, such Base Interest and PIK Interest to be calculated and payable as and when provided in the Note. PIK Interest and Additional PIK Interest (as defined in the Note) shall be payable by the Company by issuing additional promissory notes (“PIK Notes”) to the Holders on each Interest Payment Date in the principal amount of the PIK Interest or Additional PIK Interest then due and payable, as provided in the Note. The PIK Notes will be issued in the form attached as Exhibit 2.5.

Section 2.6                                      Holder Lists.  The Company shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders.  The Company shall furnish to any Holder at such times as such Holder may request in writing a list as of such date and in such form as such Holder may reasonably request of the names and addresses of each Holder.

Section 2.7                                      Transfer and Exchange.  Subject to compliance with the provisions of this Section 2.7 and of Section 2.10 below, any Holder may transfer all or any portion of the Notes held by it any time, and upon issuance of new Notes to the transferee thereof as herein provided, such transferee shall be entitled to all of the rights and have all of the obligations of a Holder hereunder.  When Notes are presented to the Company with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Company shall register in its records the transfer or make the exchange and issue a new Note or Notes equal in aggregate principal amount to the aggregate principal amount of the Notes so transferred or exchanged, as requested; provided, however, that the Notes presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Company, duly executed by the Holder thereof or his attorney duly authorized in writing.  No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchanges or transfers pursuant to Section 2.9, 4.8 or 4.9, in which event the Company shall responsible for the payment of such taxes).

Section 2.8                                      Replacement Notes.  If a mutilated Note or PIK Note is surrendered to the Company or if the Holder thereof claims in writing that such Note or PIK Note has been lost, destroyed or wrongfully taken, then, the Company shall issue a replacement Note or PIK Note, as the case may be, of like tenor and principal amount. Except with respect to mutilated Notes, if required by the Company, such Holder must provide an affidavit of lost certificate and an indemnity bond or other indemnity, sufficient in the judgment of the Company, to protect the Company from any loss which it may suffer if any such Note is replaced. The Company may charge such Holder for its reasonable out-of-pocket expenses in replacing a Note, including reasonable fees and expenses of its counsel. Every replacement Note shall constitute an additional obligation of the Company, entitled to the benefits of this Agreement.

Section 2.9                                      Redemption.  The Company may, at its option, redeem all, but not less than all, of the outstanding Notes, at any time before maturity. If the Company elects to redeem the Notes hereunder, it shall, at least thirty (30) but not more than sixty (60) days before the Redemption Date, mail or cause to be mailed to each Holder a notice of redemption by first class mail, postage prepaid, stating the Redemption Date; the Redemption Price and the amount of accrued interest, if any, to be paid thereon; and the place where the Notes must be surrendered to the Company to collect the Redemption Price plus accrued interest, if any. Once notice of redemption of the Notes is mailed in accordance with this Section 2.9, the Notes shall become irrevocably due and payable on the Redemption Date and at the Redemption Price plus accrued interest, if any, to the Redemption Date. Upon surrender to the Company for redemption hereunder, the Notes shall be paid at the Redemption Price plus accrued interest thereon to the Redemption Date, but installments of interest, the maturity of which is on or prior to the Redemption Date, shall be payable to the Holders at the close of business on the relevant Interest Payment Dates referred to in the Notes. Not later than 10:00 a.m. local time in the place of payment on the Redemption Date, the Company shall pay to the Holders the Redemption Price plus accrued interest, if any, for all of the Notes duly surrendered in immediately available funds. Unless the Company defaults in the payment of such Redemption Price plus accrued interest, if any, as and when provided hereunder, interest on the Notes shall cease to accrue on and after the applicable Redemption Date, whether or not the Notes are presented for payment.

Section 2.10                                Transfer Restrictions

(a)                                  Each Holder, by acceptance of any Note, acknowledges that such Note is being acquired solely for such Holder’s own account and not as a nominee for any other party, and for investment, and that such Holder will not offer, sell or otherwise dispose of such Note except under circumstances that will not result in a violation of the Securities Act or any state securities laws. Each Holder of a Note, by acceptance thereof, hereby acknowledges that it must bear the economic risk of this investment indefinitely unless such Note is registered pursuant to the Securities Act, or an exemption from registration is available. Each Holder represents and warrants that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests; that it is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act; that it has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities; and that it has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

(b)                                 The Notes shall be stamped or imprinted with a legend in substantially the following form (in addition to any legend required by state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.  SUCH SECURITIES AND ANY INTEREST HEREIN MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND APPLICABLE LAWS.

(c)                                  By its acceptance of any Note bearing the foregoing legend, each Holder of such Note acknowledges the restrictions on transfer of such Note set forth in this Agreement and such legend and agrees that it shall transfer such Note only as provided in this Agreement.

ARTICLE 3

Representations and Warranties

To induce the Holders to enter into the transactions contemplated herein and purchase the Notes and the Warrant, the Company and each of the Guarantors represents and warrants to the Holders as set out below. All representations and warranties in this Article shall refer to facts as they exist on the date hereof and on the Closing Date and shall survive the Closing to the extent provided in Section 3.4.

Section 3.1                                      Due Organization; Authority; Binding Obligations.  The Company and each of the Guarantors is a corporation duly organized and in existence under the laws of the state of its incorporation. The Company has full power and authority to enter into this Agreement and the other Transaction Documents to be entered into by it hereunder, to issue and sell the Warrant and the Notes and to carry out the provisions hereof and thereof. Each of the Guarantors has full power and authority to enter into this Agreement, the Guaranty and the other Transaction Documents to which it is a party, to incur its obligations hereunder and thereunder, and to carry out the provisions hereof and thereof. The execution, delivery and performance by the Company and each of the Guarantors of each of the Transaction Documents to which it is a party, and consummation of the Contemplated Transactions (a) have been duly authorized, (b) are not in contravention of law or the terms of the Company’s or any Guarantor’s certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which the Company or any Guarantor is a party or by which the Company or any Guarantor or its property are bound and (c) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of the Company or any Guarantor other than in favor of the Holders or as permitted hereunder.  This Agreement, the Notes and the other Transaction Documents to which the Company or any Guarantor is a party constitute legal, valid and binding obligations of the Company and such Guarantor enforceable in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the discretion of the court before which any proceeding therefor may be brought.

Section 3.2                                      Liens.  The security interests and liens granted to the Holders under this Agreement and the Security Documents will, upon completion of the Mortgage Perfection and upon the filing with the Office of the Secretary of State of the jurisdiction of incorporation of each of the Company and the Guarantors of Form UCC-1 financing statements with respect to each such debtor, naming the Collateral Agent as secured party with respect to the Collateral held by such debtor, constitute valid and perfected third priority liens and security interests in and upon the Collateral subject only to the liens securing the Credit Facility or the Existing Notes, and Permitted Liens.

Section 3.3                                      Accuracy and Completeness of Information.  All information furnished by or on behalf of the Company or any Guarantor in writing to any Holder in connection with this Agreement or any of the other Transaction Documents or any of the Contemplated Transactions, including all information on the Information Certificate, is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading.  All reports and other information required by law to have been filed by or on behalf of the Company with the Commission have been so filed, and all reports and other information filed with the Commission by or on behalf of the Company (whether or not such filing is required by law) are complete and accurate in all material respects.

Section 3.4                                      Survival of Warranties; Cumulative.  All representations and warranties contained in this Agreement or any of the other Transaction Documents shall survive the execution and delivery of this Agreement and shall expire on the first anniversary of the Closing Date, except that the representations and warranties contained in Section 3.1 shall expire at the end of the applicable statutory limitations period. All representations and warranties contained in this Agreement or any of the other Transaction Documents shall be conclusively presumed to have been relied on by the Holders regardless of any investigation made or information possessed by any of them.  The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which the Company or any Guarantor shall now or hereafter give, or cause to be given, to the Holders.

ARTICLE 4

Closing Deliveries

Section 4.1                                      Deliveries by the Company.  At the Closing, the Company shall deliver to Airlie, as the initial Holder, the following, in form and substance satisfactory to Airlie:

(a)                                  This Agreement, the Note, the Security Agreement, the Warrant and the Registration Rights Agreement, in each case duly executed by the Company and the Guarantors party thereto;

(b)                                 A fully executed amendment or supplement to the Indenture, in form and substance reasonably satisfactory to Airlie, reflecting such amendments and additions as may be necessary or advisable to reflect the Contemplated Transactions;

(c)                                  Evidence satisfactory in form and substance to Airlie that the Lenders shall have consented to the Contemplated Transactions to the extent required under the Credit Agreement, and that all consents required under the Indenture from the holders of the Existing Notes and from any other Persons have been obtained and are in effect;

(d)                                 The following documents, duly certified, or the following certificates, as applicable:

(i)                                     Resolutions of the Board of Directors of the Company and each Guarantor authorizing (1) the execution, delivery, and performance of the Transaction Documents to which it is a party, (2) the consummation of the transactions contemplated by the Transaction Documents to which it is a party, and (3) all other actions to be taken by it in connection with the Transaction Documents;

(ii)                                  Certificates, signed by the Secretary or an Assistant Secretary of the Company and of each Guarantor, dated as of the Closing Date, as to (1) the incumbency, and containing the specimen signatures of the Persons authorized to execute on its behalf the Transaction Documents, together with evidence of the incumbency of such Secretary or Assistant Secretary, and (2) the authenticity of its Certificate of Incorporation and Bylaws; and

(iii)                               Certificates signed by an officer of the Company and of each Guarantor as to the truth and accuracy of its representations and warranties made in the Transaction Documents.

(e)                                  A certificate of status or good standing of the Company and of each the Guarantors (other than Inactive Subsidiaries) from its state of incorporation in each case, dated within 30 days of the Closing Date.

(f)                                    The Information Certificates (as defined in the Credit Agreement) delivered by the Company and the Guarantors to the Lender pursuant to the Credit Agreement, with all information required therein to be updated through the Closing Date.

(g)                                 An opinion of counsel to the Company in form and substance reasonably acceptable to Airlie.

Section 4.2                                      Deliveries by Airlie.  At the Closing, Airlie, as the initial Holder,  shall deliver to the Company this Agreement, the Security Agreement, and the Registration Rights Agreement duly executed by Airlie, as the initial Holder, together with confirmation of the wire transfer of Fifteen Million Dollars ($15,000,000.00) to the Company’s account in accordance with wire transfer instructions previously delivered by the Company to Airlie in writing .

Section 4.3                                      Expenses.  At the Closing, the Company shall pay all of the reasonable fees, costs, and expenses of Airlie in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, including the reasonable fees and expenses of Airlie’s counsel.

ARTICLE 5

Covenants

Unless the Holders of a majority in principal amount of the outstanding Notes otherwise give their prior written consent:

Section 5.1                                      Performance under Transaction Documents.  The Company and each Guarantor will perform all acts required under the Transaction Documents as and when required thereunder.

Section 5.2                                      Maintenance of Offices.  The Company shall maintain an office or agency in the Borough of Manhattan, The City of New York, where (a) Notes may be presented or surrendered for transfer, redemption or exchange; (b) Notes may be presented or surrendered for payment; and (c) notices and demands to or upon the Company in respect of the Notes and this Agreement may be served. The Company shall keep a register of the Notes and of their transfer and exchange.

Section 5.3                                      Covenants in the Indenture.  The covenants made by the Company or any of the Guarantors in Sections 4.03, 4.04, 4.05, 4.07, 4.10, 4.11, 4.12, 4.13, 4.19, 4.20, 4.24, 4.25, 4.26 and 4.27 of the Indenture (as amended from time to time thereunder subject to the provisions of Section 2.4 hereof), are hereby incorporated by reference herein and shall be deemed to have been made by the Company and each of the Guarantors to the Holders on and as of the date hereof; provided, however, that references in such Sections to “Holders” shall mean the Holders hereunder, and references therein to other capitalized terms that are specifically defined herein shall have the meanings given to such terms in this Agreement, and in the event of any other conflict or inconsistency between the provisions of the Indenture so incorporated herein and the provisions hereof, the provisions of this Agreement shall control.

Section 5.4                                      Compliance Certificate; Notice of Default.  (a) The Company and each Guarantor shall deliver to each Holder, within ninety (90) days after the end of the Company’s fiscal year, an Officers’ Certificate stating that a review of its activities during the preceding fiscal year has been made under the supervision of the signing Officers (one of whom is the principal executive officer, principal financial officer or principal accounting officer) with a view to determining whether it has kept, observed, performed and fulfilled its obligations under this Agreement and further stating, as to each such Officer signing such certificate, that to the best of such Officer’s actual knowledge such entity during such preceding fiscal year has kept, observed, performed and fulfilled each and every condition and covenant under this Agreement and no Default or Event of Default occurred during such year and at the date of such certificate there is no Default or Event of Default that has occurred and is continuing or, if such signers do know of such Default or Event of Default, the certificate shall describe the Default or Event of Default and its status with particularity. The Officers’ Certificate shall also notify the Holders should the Company elect to change the manner in which it fixes its fiscal year end.

(b)                                 The annual financial statements delivered pursuant to Section 5.5 shall be accompanied by a written report of the Company’s independent accountants (who shall be a firm of established national reputation) that in conducting their audit of such financial statements nothing has come to their attention that would lead them to believe that the Company has violated any provisions hereof insofar as they relate to accounting matters or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c)                                  If any Default or Event of Default has occurred and is continuing, the Company shall deliver to each Holder, at its address set forth in Section 9.1 or in the Company’s register of the Notes, by registered or certified mail or by telegram, telex or facsimile transmission followed by hard copy by registered or certified mail an Officers’ Certificate specifying such event, notice or other action and the status thereof within five (5) Business Days of any such officer becoming aware of such occurrence (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default).

(d)                                 Not later than the date of making any Restricted Payment pursuant to Section 4.10 of the Indenture, the Company shall deliver to each Holder a copy of the Officers’ Certificate required under Section 4.06 thereof to be delivered to the Trustee.

Section 5.5                                      Reports to Holders.  For so long as any of the Notes shall be outstanding, the Company shall furnish to each Holder copies of (a) all reports and financial information required to be delivered by it to the Trustee under Section 4.08 of the Indenture (as in effect on the date hereof and irrespective of any subsequent amendment, supplement, defeasance or discharge thereof), or otherwise delivered by it to the Trustee or the Warrant Agent or to the holders of the Existing Notes or the Existing Warrants in connection with the Indenture or the Existing Warrant Agreement; and (b) copies of all other notices, certificates, supplemental indentures or agreements, amendments, fairness opinions, legal opinions and other documents delivered by it to the Trustee, the Collateral Agent, the Warrant Agent or the holders of the Existing Notes or of the Existing Warrants in connection therewith; in each case promptly upon such delivery, provided however, that such copies need not include documents relating solely to items of collateral securing the Existing Notes which are not included in the Collateral securing the Notes hereunder unless such documents concern the disposition of any such items of collateral that are less than eight (8) years old.

Section 5.6                                      Waiver of Stay, Extension or Usury Laws.  The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company and each of the Guarantors from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) the Company and each of the Guarantors hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Holders, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Section 5.7                                      Additional Subsidiary Guarantees.  If the Company or any of its Subsidiaries shall organize, acquire or otherwise invest in another Domestic Restricted Subsidiary that is not a Guarantor, then such transferee or acquired or other Subsidiary shall:

(a)                                  execute and deliver to each Holder a supplemental guarantee in form reasonably satisfactory to the Holders of a majority in principal amount of the outstanding Notes pursuant to which such Subsidiary shall unconditionally guarantee on a senior secured basis all of the Company’s obligations under the Notes and this Agreement on the terms set forth herein;

(b)                                 if required by the second paragraph of Section 5.11, (a) execute and deliver to each Holder such amendments to the Security Documents as the Holders of a majority in principal amount of the outstanding Notes deem necessary or advisable in order to grant to the Holders a perfected first priority security interest in the Capital Stock of such Subsidiary, subject to the Liens permitted pursuant to the second paragraph Section 5.11, which are owned by the Company or any Subsidiary and required to be pledged pursuant to the Security Agreement, (b) deliver to the Holders the certificates representing such Capital Stock, together with undated stock powers or instruments of transfer, as applicable, endorsed in blank;

(c)                                  cause such Subsidiary to take such other actions necessary or advisable to grant to the Holders a perfected third priority security interest in the Collateral of such Subsidiary, subject to Permitted Prior Liens, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by the Holders of a majority in principal amount of the outstanding Notes;

(d)                                 take such further action and execute and deliver such other documents specified in this Agreement or otherwise reasonably requested by any Holder to effectuate the foregoing; and

(e)                                  deliver to each Holder an Opinion of Counsel that such supplemental guarantee and any other documents required to be delivered have been duly authorized, executed and delivered by such Subsidiary and constitute the legal, valid, binding and enforceable obligations of such Subsidiary as provided for in this Agreement.

Thereafter, such Subsidiary shall be a Guarantor for all purposes of this Agreement.

Section 5.8                                      Limitation on Change of Control.  (a) Upon the occurrence of a Change of Control, the Company shall make an offer to purchase all outstanding Notes pursuant to the requirements described in clause (b) below (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest (including PIK Interest) and Additional PIK Interest (which, for such purpose shall be payable in cash), if any, to the date of purchase.

(b)                                 Within thirty (30) days following the date upon which the Change of Control occurred (the “Change of Control Date”), the Company shall send, by registered first class mail, postage prepaid, an offer to each Holder, which offer shall govern the terms of the Change of Control Offer. The notice to each Holder shall contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Change of Control Offer. Such offer shall state:

(i)                                     that the Change of Control Offer is being made pursuant to this Section 5.8 and that all Notes tendered and not withdrawn shall be accepted for payment;

(ii)                                  the purchase price (including the amount of accrued interest) and the purchase date (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such offer is mailed, other than as may be required by law) (the “Change of Control Payment Date”);

(iii)                               that any Note not tendered shall continue to accrue interest;

(iv)                              that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(v)                                 that such Holder, if it elects to have a Note purchased pursuant to a Change of Control Offer, shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Company at the address specified in the offer prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(vi)                              that such Holder shall be entitled to withdraw its election if the Company receives, not later than five (5) Business Days prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of the Notes such Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Notes purchased;

(vii)                           that if such Holder’s Notes are purchased only in part, such Holder shall be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in an original principal amount of $1,000, or integral multiples thereof; and

(viii)                        the circumstances and relevant facts regarding such Change of Control.

On or before the Change of Control Payment Date, the Company shall (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) promptly pay the purchase price plus accrued interest, if any, of all Notes or portions thereof so tendered to each Holder, and (iii) promptly issue and mail to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof. Any Notes not so accepted shall be promptly mailed by the Company to the Holders thereof.

Notwithstanding anything to the contrary contained herein, the Board of Directors of the Company may not waive the Company’s obligation to offer to purchase the Notes pursuant to this Section 5.8.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent the provisions of any securities laws or regulations conflict with the provisions under this Section 5.8, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 5.8 by virtue thereof.

The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements of this Section 5.8 and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

It is the intention of the parties that the provisions of this Section 5.8 provide the Holders and the Company with the same rights and obligations with respect to a Change of Control Offer and resulting sale of Notes as the holders of the Existing Notes and the Company have with respect to a Change of Control Offer and resulting sale of the Existing Notes under Section 4.15 of the Indenture, except to the extent such provisions differ on the date hereof. Accordingly, if any of such provisions of Section 4.15 of the Indenture are amended or supplemented by vote of the holders of the Existing Notes (subject to the provisions of Section 2.4 hereof), then the corresponding provisions of this Section 5.8 (if any) shall be deemed to have been similarly amended or supplemented to the extent necessary to maintain such parity.

Section 5.9                                      Limitation on Asset Sales.  The provisions of Section 4.16 of the Indenture (as amended from time to time thereunder, subject to the provisions of Section 2.4 hereof)

are hereby incorporated by reference herein and shall be deemed to have been made by the Company and each of the Guarantors to the Holders on and as of the date hereof, such that if an Asset Sale shall occur and a Net Proceeds Offer under Section 4.16 of the Indenture shall be made, such Net Proceeds Offer shall be extended as well to the Holders and shall include the Notes as if the Notes were Existing Notes and each Holder shall have all of the rights and benefits conferred upon the holders of Existing Notes under that Section 4.16.

Section 5.10                                Impairment of Security Interest.  Neither the Company nor any of its Restricted Subsidiaries will take or omit to take any action which would materially adversely affect or impair the Liens in favor of the Holders with respect to the Collateral. Neither the Company nor any of its Restricted Subsidiaries shall grant to any Person, or permit any Person to retain (other than the Holders), any interest whatsoever in the Collateral other than Permitted Liens. Neither the Company nor any of its Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the Note, the Security Documents and the Intercreditor Agreement. The Company shall, and shall cause each Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as the Holders of a majority in principal amount of the outstanding Notes shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Security Documents. The Company shall, and shall cause each Restricted Subsidiary of the Company to, at their sole cost and expense, file any such notice filings or other agreements or instruments as may be required under applicable law to perfect the Liens created by the Security Documents at such times and at such places as the Holders of a majority in principal amount of the outstanding Notes may reasonably request, except that mortgage liens on Collateral comprised of real property shall be recorded by the Collateral Agent at the Holders’ expense, including, but not limited to, any and all mortgage recording taxes to be paid in connection with the recordation of such Mortgages.

Section 5.11                                Limitation on Liens.  The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries, other than the Capital Stock of any Subsidiary of the Company to the extent permitted by the immediately following paragraph, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, create, incur, assume or permit or suffer to exist any Liens (other than Liens pursuant to clauses (1), (4), (10), (12), (14) and (17) of the definition of Permitted Liens) of any kind against or upon the Capital Stock of any Subsidiary of the Company, unless all payments due under this Agreement and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Section 5.12                                Real Estate Mortgages and Recordings.  With respect to any fee interest in the real property, (individually and collectively, the “Premises”), owned by the Company or a Domestic Restricted Subsidiary on the Closing Date or acquired by the Company or a Domestic Restricted Subsidiary after the Closing Date with (1) a purchase price or (2) as of the date such real property is acquired, a Fair Market Value, of greater than $200,000 (“Pledged Real Estate”):

(a)                                  the Company will deliver to the Collateral Agent, as mortgagee, fully-executed counterparts of Mortgages, duly executed by the Company or the applicable Domestic Restricted Subsidiary,  against the properties purported to be covered thereby;

(b)                                 the Company will deliver to the Collateral Agent copies of all mortgagee’s title insurance policies delivered to the Collateral Agent under the Indenture pursuant to Section 4.23(2) thereof; and

(c)                                  the Company will deliver to the Collateral Agent, with respect to each of the covered Premises, the most recent survey of such Premises, together with copies of each updated survey certification or affidavit delivered by the Company or the Guarantors to the Collateral Agent under the Indenture pursuant to Section 4.23(3) thereof.

The Company will use commercially reasonable efforts to deliver all items required to be delivered pursuant to clauses (a), (b) and (c) above, 90 days after the Closing Date (in the case of real property owned by the Company or any Domestic Restricted Subsidiary as of the Closing Date) and 90 days after the date of acquisition (in the case of real property acquired by the Company or any Domestic Restricted Subsidiary after the Closing Date). The Holders and the Collateral Agent shall be responsible, at the sole cost and expense of the Holders, for the Mortgage Perfection of such Mortgages and for any and all mortgage recording taxes to be paid in connection with the recordation of such Mortgages.

Section 5.13                                Other Covenants.  The Company shall and shall cause each of the Subsidiaries to comply in all respects with their respective obligations under the Credit Facility and the Indenture including, without limitation, all financial covenants set forth therein.

Section 5.14                                Further Assurance.  The Company and each of the Guarantors will from time to time promptly execute and deliver to Holders or the Collateral Agent such additional documents, and take such other reasonable steps, as the Collateral Agent or the Holders of a majority in principal amount of the outstanding Notes may reasonably require to carry out the purposes hereof and of the other Transaction Documents, or to protect the Holders’ rights thereunder.

ARTICLE 6

Successor Corporation

Section 6.1                                      Merger, Consolidation and Sale of Assets.  The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(a)                                  either:

(i)                                     the Company shall be the surviving or continuing corporation; or

(ii)                                  the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x)                                   shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y)                                 shall expressly assume, (i) by a supplemental written instrument in form and substance satisfactory to the Holders of a majority in principal amount of the outstanding Notes, executed and delivered to each Holder, the due and punctual payment of the principal of, interest (including PIK Interest) and Additional PIK Interest, if any, on all of the Notes and the performance of every covenant of the Notes, this Agreement, the Warrant, the Security Documents and the Registration Rights Agreement on the part of the Company to be performed or observed thereunder and (ii) by amendment, supplement or other instrument (in form and substance satisfactory to the Holders of a majority in principal amount of the outstanding Notes), executed and delivered to each Holder, all obligations of the Company under the Security Documents, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Security Documents on the Collateral owned by or transferred to the surviving entity;

(b)                                 immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause (a)(ii)(y) above (including giving effect to any Indebtedness (including Acquired Indebtedness) incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (a) shall have a Consolidated Net Worth at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the provisions of Section 4.12 of the Indenture incorporated herein by reference;

(c)                                  immediately after giving effect to such transaction and the assumption contemplated by clause (a)(ii)(y) above (including, without limitation, giving effect to any Indebtedness (including Acquired Indebtedness) incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(d)                                 the Company or the Surviving Entity, as the case may be, shall have delivered to each Holder an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental written instrument is required in connection with such transaction, such supplemental written instrument complies with the applicable provisions of this Agreement and that all conditions precedent in this Agreement relating to such transaction have been satisfied.

Notwithstanding the foregoing, (a) the merger of the Company with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction in the United States or any State thereof of the District of Columbia shall be permitted and (b) the merger of any Restricted Subsidiary of the Company into the Company or the transfer, lease, conveyance or other disposition of all or substantially all of the assets of a Restricted Subsidiary of the Company to the Company shall be permitted so long as the Company delivers to each Holder an Officers’ Certificate stating that the purpose of such merger, transfer, lease, conveyance or other disposition is not to consummate a transaction that would otherwise be prohibited by this covenant.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Section 6.2                                      Successor Corporation Substituted.  Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement, the Notes, the Warrant and the other Transaction Documents to which the Company is a party with the same effect as if such surviving entity had been named as such.

ARTICLE 7

Default and Remedies

Section 7.1                                      Events of Default.  Each of the following is an “Event of Default”:

(a)                                  the Company or any Guarantor fails to pay interest (including PIK Interest) or Additional PIK Interest, if any, on any Notes or any other amount (other than principal for the Notes) when the same becomes due and payable and the default continues for a period of thirty (30) days;

(b)                                 the Company or any Guarantor fails to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(c)                                  a default occurs in the observance or performance of any other representation, warranty, covenant or agreement contained in this Agreement (other than the payment of the principal or interest (including PIK Interest) or Additional PIK Interest, if any, on

any Note and other than a default in the observance or performance of Section 4.24 of the Indenture incorporated herein by reference in Section 5.3 hereof) or any Security Document which default continues for a period of 45 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Holders of a majority in principal amount of the outstanding Notes (except in the case of a default with respect to Section 6.1, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(d)                                 an Event of Default under (and as defined in) the Indenture or any of the Existing Notes shall occur and be continuing (other than an Event of Default thereunder described elsewhere in this Section 7.1);

(e)                                  the Company or any Guarantor fails to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any other Indebtedness of the Company or any of its Restricted Subsidiaries, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days from the date of acceleration) if the aggregate principal amount of such other Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), exceeds $7.5 million or more at any time;

(f)                                    one or more judgments in an aggregate amount in excess of $7.5 million (which are not covered by a reputable and solvent third party insurer as to which such insurer has not disclaimed coverage) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 consecutive days after such judgment or judgments become final and non-appealable;

(g)                                 the Company or any Significant Subsidiary (A) commences a voluntary case or proceeding under any Bankruptcy Code with respect to itself, (B) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Code, (C) consents to the appointment of a Custodian of it or for substantially all of its property, (D) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it, (E) makes a general assignment for the benefit of its creditors; or (F) takes any corporate action to authorize or effect any of the foregoing;

(h)                                 a court of competent jurisdiction enters a judgment, decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any Bankruptcy Code, which shall (A) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of the Company or any Significant Subsidiary, (B) appoint a Custodian of the Company or any Significant Subsidiary or for substantially all of its property or (C) order the winding-up or liquidation of its affairs; and such judgment, decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days;

(i)                                     any Security Document at any time for any reason shall cease to be in full force and effect, or shall cease to grant any Holder the Liens, rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by the applicable Security Document;

(j)                                     the Company or any of the Subsidiaries, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Security Document; or

(k)                                  any Guarantee of a Guarantor that is a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Guarantor that is a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Guarantor that is a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of the release of such Guarantor in accordance with the terms hereof).

Section 7.2                                      Rights of the Company.  So long as no Event of Default has occurred and is continuing, and subject to certain terms and conditions in this Agreement, the Indenture, the Credit Agreement, the Security Documents and the Intercreditor Agreement, the Company shall be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Capital Stock of any of its Subsidiaries held as Collateral and to exercise any voting, consensual and other rights pertaining to such Capital Stock. Upon the occurrence and during the continuance of an Event of Default, subject to the terms of the Intercreditor Agreement, upon notice from the Holders of a majority in principal amount of the outstanding Notes, (a) all of the Company’s rights to exercise such voting, consensual or other rights shall cease and all such rights shall become vested in the Collateral Agent , which, to the extent permitted by law, shall have the sole right to exercise such voting, consensual or other rights, (b) all of the Company’s rights to receive all cash dividends, interest and other payments made upon or with respect to the Collateral shall cease, and such cash dividends, interest and other payments shall be paid to the Collateral Agent, the Collateral Agent under the Indenture or the Lender, and (c) the Collateral Agent may sell the Collateral or any part thereof in accordance with the Security Documents, subject to the terms of the Intercreditor Agreement. All funds distributed under the Security Documents by the Collateral Agent shall be distributed by the Collateral Agent in accordance with the provisions of the Intercreditor Agreement, the Indenture and this Agreement.

Section 7.3                                      Acceleration.  (a) If an Event of Default (other than an Event of Default specified in Sections 7.1(g) or (h) above with respect to the Company) shall occur and be continuing and has not been waived, each Holder may participate together with the holders of the Existing Notes pursuant to Section 6.03 of the Indenture to the extent provided therein, with respect to issuing or rescinding an “Acceleration Notice” as defined therein. If such an “Acceleration Notice” is so issued,  then the principal of, accrued interest (including PIK Interest and any Additional PIK Interest (which, for this purpose, will be payable in cash), will become immediately due and payable, or if there are any amounts outstanding under the Credit Agreement, it shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or five business days after receipt by the Company and the Administrative Agent under the Credit Agreement of such Acceleration Notice (but only if such Event of Default is then continuing).

(b)                                 If an Event of Default specified in Sections 7.1 (g) or (h) above with respect to the Company occurs and is continuing, then all unpaid principal of any accrued and unpaid interest on all of the outstanding Notes, including PIK Interest and any Additional PIK Interest (which, for this purpose, will be payable in cash), shall automatically become and be immediately due and payable without any declaration or other act on the part of the Holders, the Trustee or any holder of Existing Notes.

Section 7.4                                      Other Remedies.  If an Event of Default occurs and is continuing, subject to the provisions of the Intercreditor Agreement, the Holders may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or interest (including PIK Interest and Additional PIK Interest, if any) on the Notes or to enforce the performance of any provision of the Notes, this Agreement, any Security Document or any Guarantee. A delay or omission by any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

ARTICLE 8

Guarantees

Section 8.1                                      Guarantees.  Each Guarantor hereby fully, irrevocably and unconditionally, jointly and severally, guarantees (such guarantee to be referred to herein as the “Guarantee”), to the Holders and their respective successors and assigns that (i) the principal of and interest (including PIK Interest and Additional PIK Interest, if any), on the Notes shall be promptly paid in full when due, subject to any applicable grace period, whether upon redemption pursuant to the terms of the Notes, by acceleration or otherwise, and interest on the overdue principal, if any, and interest on any interest, if any, to the extent lawful, of the Notes and all other obligations of the Company to the Holders hereunder, thereunder or under any Security Document or the Intercreditor Agreement shall be promptly paid in full or performed, all in accordance with the terms hereof, thereof and of the Security Documents and Intercreditor Agreement; and (ii) in case of any extension of time of payment or renewal of any of the Notes or of any such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 8.3. The Guarantee of each Guarantor shall rank senior in right of payment to all subordinated Indebtedness of such Guarantor and equal in right of payment with all other senior obligations of such Guarantor, including borrowings or guarantees of borrowings under the Credit Agreement and Indebtedness under the Indenture and the Existing Notes. Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, this Agreement, any Security Document or the Intercreditor Agreement, the absence of any action to enforce the same, any waiver or consent by the Holders with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, this Agreement and in this Guarantee. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Agreement, shall result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The net worth of any Guarantor for such purpose shall include any claim of such Guarantor against the Company for reimbursement and any claim against any other Guarantor for contribution. Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation in accordance with Sections 6.1 and 5.9. If any Holder is required by any court or otherwise to return to the Company, to any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Guarantor, any amount paid by the Company or any Guarantor to such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 7 for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article 7, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guarantee.

Section 8.2                                      Release of a Guarantor.  A Guarantor will be released from its Guarantee (and may subsequently dissolve) without any action required on the part of the Holders:

(a)                                  if all of the Capital Stock issued by such Guarantor or all or substantially all of the assets of such Guarantor are sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than the Company or any of its Domestic Restricted Subsidiaries and the Company otherwise complies, to the extent applicable, with the covenant described in Section 5.9 that is required to be satisfied thereunder either prior to or concurrent with the consummation of the applicable transaction, or

(b)                                 if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with Section 4.10 of the Indenture incorporated herein by reference in Section 5.3 hereof, or

(c)                                  upon payment in full of the principal of, accrued and unpaid interest (including PIK Interest) and Additional PIK Interest, if any, on the Notes and all other Obligations under the Notes, this Agreement, the Security Documents and the Guarantees that are then due and payable, or

(d)                                 upon the prior consent of the Holders of a majority in principal amount of the outstanding Notes.

The Holders shall promptly deliver an appropriate instrument evidencing such release upon receipt of a request by the Company accompanied by an Officers’ Certificate certifying as to the compliance with this Section 8.2. Any Guarantor not so released remains liable for the full amount of its Guarantee as provided in this Article 8.

Section 8.3                                      Limitation of Guarantor’s Liability.  Each Guarantor and, by its acceptance hereof, each Holder hereby confirms that it is the intention of all such parties that the guarantee by such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law. To effectuate the foregoing intention, each Holder and such Guarantor hereby irrevocably agree that the obligations of such Guarantor under the Guarantee shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to Section 8.5, result in the obligations of such Guarantor under the Guarantee not constituting such fraudulent transfer or conveyance.

Section 8.4                                      Guarantors May Consolidate, etc., on Certain Terms.  Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and this Agreement in connection with any transaction complying with Section 5.9) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(a)                                  the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof, the District of Columbia or the jurisdiction in which such Guarantor is organized;

(b)                                 such entity assumes (a) by supplemental guarantee (in form and substance satisfactory to the Holders of a majority in principal amount of the outstanding Notes), executed and delivered to each Holder, all of the obligations of the Guarantor under the Guarantee and, to the extent applicable, the Intercreditor Agreement and (b) by amendment, supplement or other instrument (in form and substance satisfactory to the Holders of a majority in principal amount of the outstanding Notes) executed and delivered to each Holder, all obligations of the Guarantor under the Security Documents and, to the extent applicable, the Intercreditor Agreement; and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Security Documents on the Collateral owned by or transferred to the surviving entity;

(c)                                  immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(d)                                 immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of Section 6.1(b).

Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Subsidiary of the Company need only comply with Section 6.1(d).

Section 8.5                                      Contribution.  In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a pro rata contribution from each other Guarantor hereunder based on the net assets of each other Guarantor. The preceding sentence shall in no way affect the rights of the Holders to the benefits of this Agreement, the Notes or the Guarantees.

Section 8.6                                      Waiver of Subrogation.  Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to any Holder in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

Section 8.7                                      Evidence of Guarantee.  To evidence their guarantees to the Holders set forth in this Article 8, each of the Guarantors hereby agrees to execute the notation of Guarantee in substantially the form included in the Notes. Each such notation of Guarantee shall be signed on behalf of each Guarantor by an Officer or an assistant Secretary. An Officer (who shall, in each case, have been duly authorized by all requisite corporate actions) of the Guarantors shall execute the Guarantees by manual or facsimile signature.

Each Guarantor hereby agrees that its Guarantee set forth in Section 8.1 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

Section 8.8                                      Waiver of Stay, Extension or Usury Laws.  Each Guarantor covenants to the extent permitted by law that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Guarantor from performing its Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Guarantee; and each Guarantor hereby expressly waives to the extent permitted by law all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Holders, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 9

Miscellaneous

Section 9.1                                      Notices.  Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Company or any Guarantor:

Atlantic Express Transportation Corp.

7 North Street

Staten Island, NY 10451

Attention: Chief Executive Officer

If to the Airlie:

Airlie Opportunity Capital Management, L.P.

115 East Putnam Avenue

Greenwich, CT 06830

Attention:  Adam Goodfriend

If to any other Holder:

To the address of such Holder shown in the Company’s list of Holders maintained pursuant to Section 2.6.

The Company and any Holder, by written notice to each other, may designate additional or different addresses for notices to such Person. Any notice or communication to the Company or any Holder shall be deemed to have been given or made as of the date so delivered if personally delivered; when answered back, if telexed; when receipt is acknowledged, if faxed; and when the return receipt is delivered to the sender, if sent by registered or certified mail, postage prepaid (except that a notice of change of address or a notice sent by mail to the Holders shall not be deemed to have been given until actually received by each addressee).

Section 9.2                                      Communications by Holders with Other Holders of Existing Notes.  To the extent that it is to be treated hereunder in the same way as a holder of Existing Notes would be treated under the Indenture, the Holders may communicate pursuant to TIA Section 312(b) with other holders of Existing Notes with respect to their respective rights hereunder, under the Notes or under the Security Documents. The Company, the Trustee, the Collateral Agent under the Indenture, the Registrar and any other Person shall have the protection of TIA Section 312(c) with respect thereto.

Section 9.3                                      Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Company or any Guarantor to any Holder to take any action under this Agreement or any Security Document, the Company shall furnish to such Holder, upon request:

(a)                                  an Officers’ Certificate, in form and substance reasonably satisfactory to such Holder, stating that, in the opinion of the signers, all conditions precedent to be performed by the Company or the applicable Guarantor (as the case may be), if any, provided for in this Agreement or any Security Document relating to the proposed action have been complied with; and

(b)                                 an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent to be performed by the Company or the applicable Guarantor (as the case may be), if any, provided for in this Agreement or any Security Document relating to the proposed action have been complied with.

Section 9.4                                      Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Agreement or any Security Document, other than the Officers’ Certificate required by Section 5.4, shall include:

(a)                                  a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)                                 a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)                                  a statement that, in the opinion of such Person, he has made such examination or investigation as is reasonably necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)                                 a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with.

Section 9.5                                      Legal Holidays.  A “Legal Holiday” used with respect to a particular place of payment is a Saturday, a Sunday or a day on which banking institutions in New York, New York or at such place of payment are not required to be open. If a payment date is a Legal Holiday at such place, payment may be made at such place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 9.6                                      Governing Law.  (a) THIS AGREEMENT, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(b)                                 EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF SUPREME COURT OF NEW YORK, NEW YORK COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, NEW YORK COUNTY AND WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

Section 9.7                                      No Adverse Interpretation of Other Agreements.  Except as otherwise provided herein, this Agreement may not be used to interpret another indenture, obligations of the Company thereunder or debt agreement of the Company or any of its

Subsidiaries; and any such indenture, obligations of the Company thereunder or debt agreement may not be used to interpret this Agreement.

Section 9.8                                      No Recourse Against Others.  An Affiliate, past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall not have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees, or this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes. The waiver may not be effective to waive liability under the federal securities laws.

Section 9.9                                      Successors.  All agreements of the Company and the Guarantors in this Agreement, the Notes, and the Guarantees shall bind their successors. All agreements of the Holders in this Agreement shall bind their respective successors and assigns.

Section 9.10                                Duplicate Originals.  All parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together shall represent the same agreement.

Section 9.11                                Severability.  In case any one or more of the provisions in this Agreement, the Notes or in the Guarantees shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 9.12                                Waiver of Jury Trial.  EACH OF THE COMPANY AND THE GUARANTORS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES, THE GUARANTEES, THE SECURITY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.13                                Fees and Costs.  The Company shall pay:

(a)                                  All third party closing costs, brokerage and other commissions, due diligence costs, reasonable fees and expenses of Holders’ attorneys for their services, all fees and expenses of the Collateral Agent and other reasonable fees and expenses incurred by the Company or the Holders in connection with the transactions contemplated by this Agreement;

(b)                                 All of any Holder’s expenses of any nature which may be reasonably necessary, either before or after a default hereunder, for the enforcement or preservation of such Holder’s rights under this Agreement, the Notes, the Security Documents, the Warrant, the Registration Rights Agreement or any other agreement of the Company mentioned herein, including but not limited to reasonable attorneys’ fees, appellate costs and fees, and costs incurred by such Holder as a participant in any bankruptcy proceeding, workout, debt restructuring, extension of maturity or document amendment, involving the Company any Guarantor or any other obligor under the Notes; and

(c)                                  All reasonable costs and fees, including attorneys’ fees and expenses, incurred by any Holder or its Affiliates in connection with any suit, action, claim or other liability asserted against any Holder or its Affiliates by the Company, arising out of this Agreement or any document or transaction related hereto in which such parties do not prevail with respect to substantially all of their claims.

Section 9.14                                Cumulation, Receivership.  None of the rights or remedies of any Holder provided herein shall be exclusive, but each shall be cumulative with and in addition to every other right or remedy of such Holder, now or hereafter existing, at law or in equity, by statute, agreement or otherwise.  Subject to the provisions of the Intercreditor Agreement, in any action under this Agreement, the Notes, the Warrant or any other Transaction Document, the Holders shall be entitled to appointment of a receiver to administer the Company, or all or any portion of its assets as may be subject to Holders’ claims hereunder or thereunder.

Section 9.15                                No Implied Waiver.  No course of dealing between any Holder and any other party hereto, or any failure or delay on the part of any Holder in exercising any rights or remedies hereunder, shall operate as a waiver of any rights or remedies of any Holder under this Agreement, as a holder of Existing Notes under the Indenture or under any other applicable document.  No single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

Section 9.16                                Binding Effect; Assignment.  This Agreement will bind and accrue to the benefit of the Company, the Guarantors, the Holders, and their respective successors and assigns.  Any purchaser, assignee, transferee or pledgee of the Warrant or any of the Notes, or any document arising in connection with the transaction subject to this Agreement (or any of them), sold, assigned, transferred, pledged or repledged by a Holder shall forthwith become vested with and entitled to exercise all rights and remedies provided herein to the Holders, as if said purchaser, assignee, transferee or pledgee were originally named as a Holder in this Agreement.

Section 9.17                                Relationship of the Parties.  This Agreement provides, among other things, for the sale and issuance of the Notes and the Warrant to the Holders.  The provisions herein for compliance with financial covenants and delivery of financial statements are intended solely for the benefit of Holders to protect their respective interests as holders of the Notes in assuring payments of interest and repayment of principal, and as warrant or stock holders in preserving their respective equity stakes in the Company.  Nothing contained in this Agreement shall be construed as permitting or obligating any Holder to act as financial or business advisor or consultant to the Company, as creating any fiduciary obligation on the part of any Holder to the Company, or as creating any joint venture, agency, partnership or other relationship between the parties, other than as explicitly and specifically stated in this Agreement. The Company represents that it had the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and with respect to all matters contained herein.

ARTICLE 10

Security Interests

Section 10.1                                Security Interest.  (a) To secure the due and punctual payment of the principal of and interest (including PIK Interest) and Additional PIK Interest, if any, on the Notes and amounts due hereunder and under the Guarantees when and as the same shall be due and payable, whether on an Interest Payment Date, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the performance of all other Obligations of the Company and the Guarantors to the Holders under this Agreement, the Security Documents, the Guarantees and the Notes, the Company and the Guarantors hereby covenant to cause the Security Documents to be executed and delivered concurrently with this Agreement.

(b)                                 Each Holder, by its acceptance of a Note, consents and agrees to the terms of each Security Document and the Intercreditor Agreement, as the same may be in effect or may be amended from time to time in accordance with their respective terms. The Company shall, and shall cause each of its Domestic Restricted Subsidiaries to, do or cause to be done all such actions and things as may be necessary or proper, or as may be required by the provisions of the Security Documents. The Company shall, and shall cause each of its Domestic Restricted Subsidiaries to, take any and all actions required or as may be requested by the Holders of a majority in principal amount of the outstanding Notes to cause the Security Documents to create and maintain, as security for the Obligations contained in this Agreement, the Notes, the Security Documents and the Guarantees valid and enforceable, perfected (except for the Mortgage Perfection) security interests in and on all the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (subject to Permitted Prior Liens), and subject to no other Liens, in each case, except as expressly provided herein, therein, or in the Intercreditor Agreement. This Article 10 is subject to the terms, limitations and conditions set forth in the Intercreditor Agreement.

Section 10.2                                Recording and Opinions.  (a) The Company shall furnish to each Holder, at such time as would be required by TIA Section 314(b) if the TIA were applicable hereto, and promptly after the execution and delivery of any other instrument of further assurance or amendment granting, perfecting, protecting, preserving or making effective a security interest pursuant to any Security Document, an Opinion of Counsel either (i) stating that, in the opinion of such counsel, this Agreement and the Security Documents, financing statements and fixture filings then executed and delivered, as applicable, and all other instruments of further assurance or amendment then executed and delivered have (other than those required for the Mortgage Perfection) been properly recorded, registered and filed, and all certificates evidencing securities pledged to the Holders under the Security Agreement have been delivered and duly endorsed in blank, to the extent necessary to perfect the security interests created by this Agreement and the Security Documents and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given, and stating that as to such Security Documents and such other instruments, such recording, registering, filing and delivery are the only recordings, registerings, filings and deliveries necessary (together with those required for the Mortgage Perfection) to perfect such security interest and that no re-recordings, re-registerings, re-filings or redeliveries are necessary to maintain such perfection, and further stating that all financing statements and continuation statements have been executed and filed, and all such certificates have been delivered, that are necessary fully to preserve and protect the rights of and perfect such security interests of the Holders under the Security Documents or (ii) stating that, in the Opinion of such Counsel, no such action (other than actions required for the Mortgage Perfection) is necessary to perfect any security interest created under this Agreement, the Notes or any of the Security Documents as intended by this Agreement, the Notes and such Security Documents.

(b)                                 Annually, within thirty (30) days after May 1 of each year and beginning with the year 2005, the Company shall furnish to each Holder, an Opinion of Counsel, dated as of such date, either (i) stating that: (A) in the opinion of such counsel, action has been taken with respect to the registering, recording, filing, re-recording, re-registering and refiling of financing statements, continuation statements and other instruments and documents (other than those required for the Mortgage Perfection), and delivery of all certificates, as are then necessary to perfect or continue the perfection of the security interests created by the Security Documents and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given; and (B) based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements, continuation statements and other documents have been executed and (other than those required for the Mortgage Perfection) filed that are necessary as of such date and during the succeeding twenty-four (24) months fully to maintain, perfect or continue the perfection of such security interests under the Security Documents with respect to the Collateral and to maintain, preserve, and protect the rights of the Holders hereunder and under the Security Documents or (ii) stating that, in the opinion of such counsel, no such action (other than actions required for the Mortgage Perfection) is then necessary to perfect or continue the perfection of such security interests.

Section 10.3                                Release of Collateral.  (a) Subject to the Intercreditor Agreement, at any time when a Default or an Event of Default shall have occurred and be continuing, no release of Collateral pursuant to the provisions of this Agreement and the Security Documents shall be effective as against the Holders.

(b)                                 The release of any Collateral from the terms of the Security Documents shall not be deemed to impair the security under this Agreement in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Agreement and the Security Documents or pursuant to the Intercreditor Agreement.

(c)                                  Notwithstanding any provision to the contrary herein, Collateral comprised of accounts receivable, inventory or (prior to the occurrence and during the continuance of an Event of Default) the proceeds of the foregoing shall be subject to release upon sales of such inventory and collection of the proceeds of such accounts receivable in the ordinary course of business. If requested in writing by the Company, the Collateral Agent shall execute and deliver such documents, instruments or statements and take such other action as the Company may request to evidence or confirm that the Collateral falling under this Section 10.3 has been released from the Liens of each of the Security Documents.

Section 10.4                                Specified Releases of Collateral.  So long as no Default or Event of Default exists, the Company and the Guarantors shall be entitled to obtain a full release of items of Collateral (the “Released Interests”) from the security interests created by this Agreement, the Notes and the Security Documents simultaneous with any release of the Liens thereon in favor of the holders of the Existing Notes pursuant to an Asset Sale under Section 4.16 of the Indenture, as provided in Section 12.05 thereof. Upon the request of the Company or any Guarantor and the furnishing of such documentation as the Collateral Agent shall request to evidence compliance with the requirements of Section 12.05 of the Indenture with respect to such release, including copies of each of the items required by Section 12.05(b) thereof, the Collateral Agent shall forthwith take such action (at the request of and the expense of the Company or such Guarantor, without recourse or warranty and without any representation of any kind), including the delivery of appropriate UCC-3 termination statements, to release and reconvey to the Company or such Guarantor all of the Released Interests, and shall deliver such Released Interests in its possession to the Company or such Guarantor.

Section 10.5                                Release upon Satisfaction of all Outstanding Obligations.  The Liens on, and pledges of, all Collateral hereunder and under the Security Documents will also be terminated and released upon payment in full of the principal of accrued and unpaid interest (including PIK Interest) and Additional PIK Interest, if any, on the Notes and all other Obligations hereunder, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal and accrued and unpaid interest, are paid.

Section 10.6                                Form and Sufficiency of Release.  In the event that the Company or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that may be sold, exchanged or otherwise disposed of by the Company or such Guarantor in accordance with the terms of this Agreement and the Security Documents, and the Company or such Guarantor requests the Collateral Agent to furnish a written disclaimer, release or quitclaim of any interest in such property under this Agreement and the Security Documents, the Collateral Agent shall execute, acknowledge and deliver to the Company or such Guarantor (in proper form) such an instrument promptly after satisfaction of the conditions set forth herein for delivery of any such release. Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released herefrom shall be entitled to rely upon any release executed by the Collateral Agent hereunder as sufficient for the purpose of this Agreement and as constituting a good and valid release of the property therein described from the Lien of this Agreement or of the Security Documents.

ARTICLE 11

Definitions and Rules of Construction

Section 11.1                                Definitions.  As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Agreement” is defined as this Note and Warrant Purchase Agreement and the exhibits and schedules hereto, as the same may be amended, supplemented, extended, modified or replaced in accordance with the terms hereof.

“Airlie” shall mean Airlie Opportunity Capital Management, L.P., a Delaware limited partnership, or any of its affiliates.

“Closing” is defined as the consummation of this Agreement, including the deliveries described in Article 3 hereof.

“Closing Date” shall mean the date when the Closing occurs.

“Collateral” has the meaning set forth in the Security Agreement.

“Collateral Agent” shall mean the collateral agent for the Holders under the Security Documents, which shall initially be Airlie Opportunity Capital Management, L.P.

“Company” shall have the definition set out in the preamble hereof.

“Credit Agreement” shall have the definition set out in the Recitals hereof.

“Credit Facility” shall have the definition set out in the Recitals hereof.

“Contemplated Transactions” shall mean the purchase and issuance of the Notes, the Guarantees and the Warrant hereunder, the granting and perfection of the Liens in favor of the Holders under the Security Documents and the other transactions contemplated hereunder or under the other Transaction Documents.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or giving of notice or both would be, an Event of Default.

“Exchange Act” is defined as the Securities Exchange Act of 1934, as amended.

“Event of Default” shall have the definition set out in Section 7.1 hereof.

“Existing Notes” shall have the definition set out in the Recitals hereof.

“Existing Security Documents” shall have the definition set out in the Recitals hereof.

“Existing Warrants” shall have the definition set out in the Recitals hereof.

“GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Closing Date.

“Guarantors” shall mean (a) all existing Domestic Subsidiaries of the Company and (b) each of the Company’s Domestic Restricted Subsidiaries that in the future executes an agreement or undertaking in which such Domestic Restricted Subsidiary agrees to be bound by the terms of this Agreement as a Guarantor hereunder, but excluding Atlantic North Casualty Company; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms hereof.

“Holder” shall mean Airlie and each other Person to whom any of the Notes or Warrants are transferred hereunder and in whose name any of the Notes or Warrants are registered on the Company’s books hereunder.

“Indenture” shall have the definition set out in the Recitals hereof.

“Inactive Subsidiaries” shall mean Atlantic-Chittenango Real Property Corp.; Atlantic-Conn. Transit, Inc.; Atlantic Paratrans of Colorado, Inc.; Atlantic Paratrans of Kentucky, Inc.; Atlantic Paratrans of Pennsylvania, Inc.; Central New York Reorganization Corp.; Jersey Bus Sales, Inc.; Atlantic Express of South Carolina, Inc.; and Atlantic Paratrans of Arizona, Inc.

“Interest Payment Date” shall mean the stated maturity of an installment of interest on the Notes.

 “Mortgages” means the mortgages, deeds of trust, deeds to secure debt or other similar documents delivered by the Company or any of its Domestic Restricted Subsidiaries pursuant to the terms of this Agreement which create, in favor of the Holders, Liens on any fee interest in Pledged Real Estate as collateral security for the payment obligations of the Company under this Agreement and Notes or of such Domestic Restricted Subsidiary under its Guarantee, as the case may be.

“Mortgage Perfection” shall mean the recording of the Mortgages necessary under applicable law for the perfection of Liens granted by the Company or any Guarantor hereunder or under the Security Documents in any Real Property.

“Motor Vehicles” shall mean all motor vehicles, tractors, trailers and other like property, whether or not title thereto is governed by a certificate of title or ownership.

“Note Purchase Documents” shall mean this Agreement, the Security Agreement, and the Notes, and all modifications, extensions, renewals and replacements thereof and therefor.

“Noteholder Motor Vehicle Collateral” shall mean all of the Motor Vehicles owned by the Company or any of its subsidiaries in which the Collateral Agent under the Indenture has a lien on the proceeds of any disposition thereof.

“Notes” shall have the definition set out in Section 2.1.

“Obligations” shall mean the obligations of the Company and the Guarantors under this Agreement, the Notes and the other Transaction Documents.

“Opinion of Counsel” means a written opinion from legal counsel, who may be counsel for the Company, who is reasonably acceptable to the Holders of a majority in principal amount of the outstanding Notes.

“Permitted Indebtedness” shall have the meaning set forth in the Indenture, as amended to include all Indebtedness of the Company and the Guarantors to the Holders under this Agreement, the Notes and the other Transaction Documents.

“Permitted Liens” shall have the meaning set forth in the Indenture, as amended to include all Liens securing the Company’s and the Guarantors’ obligations under this Agreement, the Notes, and the Guarantees.

“PIK Interest” shall have the definition set out in Section 2.5.

“PIK Notes” shall have the definition set out in Section 2.5.

“Pledged Real Estate” shall have the definition set out in Section 4.12.

“Real Property” shall have the definition set forth for such term in the Security Agreement.

“Redemption Date” shall mean, when used with respect to any Note to be redeemed, the date fixed for redemption of such Note pursuant to this Agreement and the Notes.

“Redemption Price” shall mean, when used with respect to any Note to be redeemed thereunder, the principal amount thereof, plus all accrued interest (including PIK Interest) and Additional PIK Interest, if any, thereon.

“Registration Rights Agreement” shall have the meaning set forth in Section 1.2 hereof.

“Released Interests” shall have the meaning set forth in Section 9.4 hereof.

“Security Agreement” shall mean the security agreement to be executed and delivered by the Company and the Guarantors hereunder in the form attached hereto as Exhibit 2.3.

“Security Documents” means the Intercreditor Agreement, the Security Agreement and all other security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by the Company or any other obligor creating (or purporting to create) a Lien upon Collateral in favor of the Holders, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Transaction Documents” shall mean the Note Purchase Documents, the Warrant, the Registration Rights Agreement and all other documents executed and delivered by the Company or any of the Guarantors hereunder or otherwise in connection with the Contemplated Transactions.

“Warrant” shall have the meaning set forth in Section 2.1 hereof.

 “Warrant Shares” shall have the meaning set forth in Section 2.1 hereof.

Section 11.2                                Rules of Construction.  Unless the context otherwise requires:

(a)                                  a term has the meaning assigned to it;

(b)                                 an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)                                  “or” is not exclusive;

(d)                                 words in the singular include the plural, and words in the plural include the singular;

(e)                                  “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(f)                                    all references to sections or Articles refer to Sections or Articles of this Agreement unless otherwise indicated; and

(g)                                 unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement, shall have such meanings when used in each other Transaction Document.

Balance of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE COMPANY:

ATLANTIC EXPRESS TRANSPORTATION CORP.

By:	/s/ Neil J. Abitabilo
Name:	Neil J. Abitabilo
Title:	Chief Financial Officer

THE GUARANTORS:

180 JAMAICA CORP.
201 WEST SOTELLO REALTY, INC.
AIRPORT SERVICES, INC.
AMBOY BUS CO., INC.
ATLANTIC EXPRESS COACHWAYS, INC.
ATLANTIC EXPRESS NEW ENGLAND, INC.
ATLANTIC EXPRESS OF CALIFORNIA, INC.
ATLANTIC EXPRESS OF ILLINOIS, INC.
ATLANTIC EXPRESS OF L.A. INC.
ATLANTIC EXPRESS OF MISSOURI INC.
ATLANTIC EXPRESS OF NEW JERSEY, INC.
ATLANTIC EXPRESS OF PENNSYLVANIA, INC.
ATLANTIC EXPRESS OF SOUTH CAROLINA, INC.
ATLANTIC PARATRANS OF ARIZONA, INC.
ATLANTIC PARATRANS OF NYC, INC.
ATLANTIC PARATRANS OF PENNSYLVANIA, INC.
ATLANTIC PARATRANS, INC.
ATLANTIC QUEENS BUS CORP.
ATLANTIC TRANSIT, CORP.
ATLANTIC-CHITTENANGO REAL PROPERTY CORP.
ATLANTIC-CONN. TRANSIT, INC.
ATLANTIC-HUDSON, INC.
BLOCK 7932, INC.
BROOKFIELD TRANSIT INC.
CENTRAL NEW YORK REORGANIZATION CORP.
COURTESY BUS CO., INC.
FIORE BUS SERVICE, INC.
GROOM TRANSPORTATION, INC.
GVD LEASING CO., INC.
JAMES MCCARTY LIMO SERVICE, INC.
JERSEY BUS SALES, INC.
JERSEY BUSINESS LAND CO., INC.
K. CORR, INC.
MCINTIRE TRANSPORTATION, INC.

MERIT TRANSPORTATION CORP.
METRO AFFILIATES, INC.
METROPOLITAN ESCORT SERVICE, INC.
MIDWAY LEASING INC.
MOUNTAIN TRANSIT, INC.
R. FIORE BUS SERVICE, INC.
RAYBERN BUS SERVICE, INC.
RAYBERN CAPITAL CORP.
RAYBERN EQUITY CORP.
ROBERT L. MCCARTHY & SON, INC.
STATEN ISLAND BUS, INC.
TEMPORARY TRANSIT SERVICE, INC.
T-NT BUS SERVICE, INC.
TRANSCOMM, INC.
WINSALE, INC.
WRIGHTHOLM BUS LINE, INC.

By:	/s/ Neil J. Abitabilo
Name:	Neil J. Abitabilo
Title:	Chief Financial Officer

AIRLIE OPPORTUNITY CAPITAL MANAGEMENT, L.P.

By:	/s/ Adam Goodfriend
Name: Adam Goodfriend
Title: Managing Director

EXHIBITS

Document	Number

Form of Warrant	1.1
Form of Equity Registration Rights Agreement	1.2
Form of Note	2.1
Form of Security Agreement	2.3
Form of PIK Note	2.5